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                                                                   Exhibit 12.1

                                  POPULAR, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          AND PREFERRED STOCK DIVIDENDS
                             (Dollars in thousands)

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
                                                   Quarter ended                            Year Ended December 31,
                                          -----------------------------------------------------------------------------------------
                                          March 31,   March 31,
                                            2005        2004        2004          2003         2002        2001            2000
                                          ------------------------------------------------------------------------------------------

Income before income taxes                $203,343    $149,390   $  628,067    $  597,410    $  463,606     $  408,404   $  375,458

Fixed charges:

    Interest expense                       275,994    188,028       840,754       749,550       863,553      1,039,105    1,167,396
    Estimated interest component
      of net rental payments                 4,961      4,618        18,991        17,379        15,123         14,176       13,110

    Total fixed charges including
      interest on deposits                 280,955    192,646       859,745       766,929       878,676      1,053,281    1,180,506

    Less: Interest on deposits              97,056     78,115       330,351       342,891       432,415        517,881      529,373

    Total fixed charges excluding
      interest on deposits                 183,899    114,531       529,394       424,038       446,261        535,400      651,133

Income before income taxes and
  fixed charges (including interest
  on deposits)                            $484,298   $342,036    $1,487,812    $1,364,339    $1,342,282     $1,461,685   $1,555,964

Income before income taxes and
  fixed charges (excluding interest
  on deposits)                            $387,242   $263,921    $1,157,461    $1,021,448    $  909,867     $  943,804   $1,026,591

Preferred stock dividends                    2,978      2,978        11,913         9,919         2,510          8,350        8,350

Ratio of earnings to fixed charges

    Including Interest on Deposits             1.7        1.8           1.7           1.8           1.5            1.4          1.3

    Excluding Interest on Deposits             2.1        2.3           2.2           2.4           2.0            1.8          1.6

Ratio of earnings to fixed charges &
  Preferred Stock Dividends

    Including Interest on Deposits             1.7        1.7           1.7           1.8           1.5            1.4          1.3

    Excluding Interest on Deposits             2.1        2.2           2.1           2.3           2.0            1.7          1.5
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